May 16, 2013
HOLLYFRONTIER CORPORATION ANNOUNCES SPECIAL AND REGULAR CASH DIVIDENDS

DALLAS, TX -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on June 10, 2013 to holders of record of common stock on May 29, 2013.
The Board of Directors also approved a regular quarterly dividend of $0.30 per share. This dividend will be paid on July 3, 2013 to holders of record of common stock on June 12, 2013.
Mike Jennings, CEO and President of HollyFrontier, commented “Our Board of Directors continues their commitment to deliver shareholder value through both regular and special dividends. Today’s announcement represents our ninth special dividend paid since our merger. Including today’s announced dividends, our last twelve month cash dividend yield stands at 7.1% relative to yesterday’s closing price of $48.43.”
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the 2% general partner interest) in Holly Energy Partners, L.P.
Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.

FOR FURTHER INFORMATION, Contact:

Julia Heidenreich, VP, Investor Relations
Blake Barfield, Investor Relations
HollyFrontier Corporation
(214) 954-6510